Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

FIXED/FLOATING PERPETUAL NON-CUMULATIVE PREFERENCE SHARES

OF

WHITE MOUNTAINS RE GROUP, LTD.

WHITE MOUNTAINS RE GROUP, LTD., a Bermuda company (the “Company”), hereby certifies that pursuant to resolutions of the Board of Directors duly adopted on May 11, 2007, the issuance of 250,000 Fixed/Floating Perpetual Non-Cumulative Preference Shares, par value $0.01 per share (the “Preference Shares”), was authorized and, pursuant to the resolutions of the Pricing Committee of the Board of Directors duly adopted on May 17, 2007, the designation, powers, preferences, and rights and the qualifications, limitations and restrictions of the Preference Shares (in addition to the applicable provisions set forth in the Company’s Memorandum of Association (the “Memorandum of Association”) and Bye-Laws (the “Bye-Laws”)), were fixed as follows:

1.             Designation.

The designation of this series of preference shares shall be the “Fixed/Floating Perpetual Non-Cumulative Preference Shares”, and the number of shares constituting this series shall be 250,000, as contemplated in the Offering Memorandum dated May 17, 2007 that relates to the Preference Shares (the “Offering Memorandum”).  The Preference Shares shall have a liquidation preference (the “liquidation preference”) of U.S. $1,000 per Preference Share.  The number of authorized Preference Shares may be reduced (but not below the number of Preference Shares then issued and outstanding) by further resolution duly adopted by the Board of Directors.  No such reduction shall affect the due authorization of any issued and outstanding Preference Shares of this series.

2.             Definitions.  As used herein, the following terms shall have the following meanings:

“Appointing Rights” have the meaning assigned to such term in Section 5(b).

“Board of Directors” means the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in Bermuda and New York City and with respect to the Floating Rate Period, a day that is also a London Banking Day.

“Calculation Agent” means the calculation agent appointed pursuant to Section 9(d).

“Certificate of Designation” means this Certificate of Designation relating to the Preference Shares, as it may be amended from time to time.

“Common Shares” means the common shares, par value U.S. $1.00 per common share, of the Company, or any class of shares resulting from successive changes or reclassifications of such common shares consisting solely of changes in par value, or as a result of a subdivision, combination, merger, amalgamation, consolidation or similar transaction in which the Company is a constituent corporation.

“Companies Act” means the Companies Act 1981 of Bermuda.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the period from and including the redemption date to but excluding June 30, 2017 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such period of time. If no United States Treasury security has a maturity which is within a period from three months before to three months after the remaining life, the two most closely corresponding United States Treasury securities, as selected by the Reference Treasury Dealer, shall be used as the Comparable Treasury Issue, and the adjusted Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month, using such securities.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the H.15 Daily Update published on such Business Day, or (ii) if such release (or any successor release) is not published or does not contain prices on such Business Day, the Reference Treasury Dealer Quotation actually obtained by the Calculation Agent for such redemption date.

“Depositary” means, with respect to Preference Shares issuable in whole or in part in the form of one or more global securities in registered form without interest coupons, a clearing agency registered under Section 17A of the Exchange Act that is designated to act as depositary for such Preference Shares, and initially shall be DTC.

“Determination Date” with respect to any Dividend Period within the Floating Rate Period will be the second London Banking Day preceding the first day of that Dividend Period.

“Dividend Period” has the meaning assigned to such term in Section 4(d).

“Dividend Record Date” means, with respect to each Scheduled Dividend Date, 5:00 p.m. (New York City time) on the day immediately preceding such Scheduled Dividend Date as long as all of the Preference Shares remain in book-entry form.  If all of the Preference Shares are not in book-entry form, the record date with respect to such Preference Shares will be 15 days prior to the Scheduled Dividend Date for the Preference Shares, irrespective of whether or not such record date is a Business Day.

“DTC” means The Depository Trust Company.

“Equity Securities” has the meaning given to that term in the Notice to the Public issued by the Bermuda Monetary Authority on June 1, 2005 and includes shares which entitle the holder to appoint one or more directors.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fixed Rate” means a fixed annual rate equal to 7.506% per annum on the U.S. $1,000 liquidation preference per share.

“Fixed Rate Period” means the period from the Issue Date of the Preference Shares to, but excluding June 30, 2017, in which dividends on the Preference Shares shall be payable at the Fixed Rate.

“Floating Rate” means the floating annual rate equal to the greater of (i) Three-Month LIBOR plus 3.200%; or (2) 7.506% on the U.S. $1,000 liquidation preference per share.

“Floating Rate Period” means the period from and after June 30, 2017, in which dividends on the Preference Shares shall be payable at the Floating Rate.

“H.15 (519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15 (519) available through the world wide web-site of the Board of Governors of the Federal Reserve System or any successor site or publication.

“Holder” or “holder” means the Person in whose name a Preference Share is registered on the Registrar’s books.

“Issue Date” means May 24, 2007, the original date of issuance of the Preference Shares.

“Junior Shares” means any common shares or other shares of the Company ranking junior in right of payment to the Preference Shares as to dividends or the distribution of assets upon any liquidation, dissolution or winding up of the Company.

“Liquidation Preference” has the meaning assigned to such term in Section 8(a).

“London Banking Day” means any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Make Whole Amount” for any redemption date for each Preference Share will be equal to the greater of: (1) the liquidation preference of such Preference Share to be redeemed and (2) the sum of the present values of the liquidation preference of such Preference Share to be redeemed and the remaining scheduled payments of dividends on such Preference Share to be redeemed up to but excluding June 30, 2017 discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus 45 basis points.

“Nonpayment” has the meaning assigned to such term in Section 5(b).

“Officer” means the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Secretary and any Assistant Secretary of the Company.

“Page LIBOR01” means the display designated on Page LIBOR01 on the Reuters Page (or such other page as may be replaced the LIBOR01 page on the Reuters Page or such other service as may be nominated by the British Bankers Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

“Parity Shares” mean any class or series of shares of the Company ranking pari passu with the Preference Shares as to the payment of dividends and the distribution of amounts upon any liquidation, dissolution or winding up of the Company.

“Paying Agent” initially means Computershare Inc. The Company may, in its sole discretion, remove the Paying Agent within 10 calendar days’ prior notice to the Paying Agent, provided that the Company shall appoint a successor Paying Agent who shall accept such appointment prior to the effectiveness of such removal.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Preference Share Director” has the meaning assigned to such term in Section 5(b).

“Redemption Date” means, in the case of an optional redemption, the day specified in the Company’s notice of redemption.

“Reference Treasury Dealer” means a nationally recognized investment bank that is a primary U.S. government securities dealer in New York City selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Calculation Agent by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Register” means the register of issued Preference Shares maintained by the Registrar.

“Registrar” initially means Computershare Inc.  The Company may, in its sole discretion, remove the Registrar within 10 calendar days’ prior notice to the Registrar, provided that the Company shall appoint a successor Registrar who shall accept such appointment prior to the effectiveness of such removal.

“Representative Amount” means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

“Reuters Page” means the display on Reuters Money 3000 Xtra service, or any successor service.

“Scheduled Dividend Date” has the meaning assigned to such term in Section 4(a).

“Three-Month LIBOR” means, with respect to any Dividend Period within the Floating Rate Period, the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the first day of such Dividend Period that appears on Page LIBOR01 as of 11:00 a. m., London time, on the Determination Date.  If the Page LIBOR01 as of 11:00 a.m., London time, does not include the applicable rate or is unavailable on the Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide that bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount for a three-month period beginning on the first day of that Dividend Period. If at least two offered quotations are so provided, LIBOR for the Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of those quotations.  If fewer than two quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on the Determination Date for loans in a Representative Amount to leading European banks for a three-month period beginning on the first day of that Dividend Period. If at least three rates are so provided, LIBOR for the Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of those rates. If fewer than three rates are so provided, then LIBOR for the Dividend Period will be LIBOR in effect with respect to the immediately preceding Dividend Period.

“Transfer Agent” initially means Computershare Inc. The Company may, in its sole discretion, remove the Transfer Agent within 10 calendar days’ prior notice to the Transfer Agent, provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Voting Preference Shares” means any other class or series of the Company’s preference shares ranking equally with the Preference Shares as to dividends and the distribution of assets upon liquidation, dissolution or winding-up of the Company and upon which like voting rights have been conferred and are exercisable.

“White Mountains” means White Mountains Insurance Group, Ltd., a publicly traded holding company domiciled in Bermuda of which the Company is an indirect wholly-owned subsidiary.

3.             Ranking.  The Preference Shares rank senior to Junior Shares and equally with any other Parity Shares that may be issued by the Company with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up.  Any class or series of shares of the Company issued in the future may rank (i) senior to the Preference Shares and the Parity Shares, as to the payment of dividends and as to any voluntary or involuntary return of assets on liquidation, dissolution or winding up of the Company, if holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon any voluntary or involuntary return of assets on liquidation, dissolution or winding up, as the case may be, of the Company in preference or priority to holders of the Preference Shares and the Parity Shares, (ii) pari passu with the Preference Shares and the Parity Shares, as to the payment of dividends and as to distribution of assets upon any voluntary or involuntary return of assets on liquidation, dissolution or winding up of the Company, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Preference Shares or Parity Shares, if holders of such class or series, each of the Preference Shares and the Parity Shares shall be entitled to the receipt of dividends and of amounts distributable upon any voluntary or involuntary return of assets on liquidation, dissolution or winding up of the Company in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other, or (iii) junior to the Preference Shares and the Parity Shares, as to the payment of dividends or as to distribution of assets upon any voluntary or involuntary return of assets on liquidation, dissolution or winding up the Company, if such class or series is common shares or other shares ranking junior in right of payment to the Preference Shares and the Parity Shares as to dividends or as to the distribution of assets upon any voluntary or involuntary return of assets on liquidation, dissolution or winding up of the Company.

4.             Dividend Rights.

(a)           The holders of outstanding Preference Shares shall be entitled to receive dividends, only when, as and if declared by the Board of Directors, out of funds legally available for that purpose under Bermuda law and to the extent that at the time of the declaration or payment the Company has reasonable grounds to believe that it is, and after the payment would be, able to pay its liabilities as they become due and that the realizable value of its assets would thereby not be less, as a result of such payment, than the aggregate of its liabilities, its issued share capital and share capital premium accounts, at the Fixed Rate, as described in Section 4(b), from the Issue Date, semi-annually in arrears, on June 30 and December 31 of each year, commencing on June 30, 2007, and thereafter at the Floating Rate during the Floating Rate Period, as described in Section 4(c), quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2017, for the Dividend Period starting June 30, 2017  (each, a “ Scheduled Dividend Date”).

(b)           During the Fixed Rate Period, only when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends under Bermuda law, non-

cumulative cash dividends on the Preference Shares shall be payable semi-annually at the Fixed Rate, without accumulation of any undeclared dividends.

(c)           During the Floating Rate Period, only when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends under Bermuda law, non-cumulative cash dividends on the Preference Shares shall be payable quarterly, with respect to each Dividend Period  at the Floating Rate, without accumulation of any undeclared dividends.

(d)           A dividend period (each, a “Dividend Period”) is the period from and including a Scheduled Dividend Date (or the Issue Date if there has not been a Scheduled Dividend Date) for the Preference Shares to but excluding the immediately succeeding Scheduled Dividend Date.  In the event that a Scheduled Dividend Date during the Fixed Rate is not a Business Day, any dividend then due and payable will instead be paid on the immediately following Business Day and no further sum will be payable in respect of such delay.  In the event that a Scheduled Dividend Date during the Floating Rate Period would otherwise fall on a day that is not a Business Day, such Scheduled Dividend Date will be postponed to the immediately following Business Day and the applicable Dividend Period will end on, but exclude, such immediately following Business Day (unless such day would fall in the next calendar month, in which case the Scheduled Dividend Date will be the immediately preceding Business Day).

(e)           During the Fixed Rate Period, dividends payable with respect to any full Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months and dividends payable for any Dividend Period that is not a full Dividend Period will be computed on the basis of the actual number of days elapsed during the Dividend Period, in each case rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

(f)            During the Floating Rate Period, dividends will be calculated by applying the Floating Rate to the liquidation preference of U.S. $1,000 per share and multiplying such product by the actual number of days in the Dividend Period divided by 360 and rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

(g)           Dividends on the Preference Shares, if declared, will begin to accrue from the most recent Scheduled Dividend Date (or the Issue Date if there has not been a Scheduled Dividend Date). If declared, dividends will be payable to holders of record as they appear in the Register at the close of business on the applicable Dividend Record Date.  The Dividend Record Date shall apply regardless of whether any particular Dividend Record Date is a Business Day.

(h)           Dividends on the Preference Shares are non-cumulative and will not be mandatory.  Accordingly, to the extent the Board of Directors does not authorize and declare a dividend in respect of any Dividend Period in respect of the Preference Shares, holders of the Preference Shares will have no right to receive some or all of the dividends in respect of that Dividend Period and the Company will have no obligation to pay some or all of the dividends in respect of that Dividend Period in respect of such Preference Shares, whether or not dividends are payable in respect of any future Dividend Period.

(i)            So long as any Preference Shares are outstanding, (a) no dividends (other than those paid in Junior Shares and dividends paid for purposes of any employee incentive, stock,

benefit or any similar plan of the Company or any of its subsidiaries) may be declared or paid or set apart for payment upon any Junior Shares, (b) no other distribution (other than those paid in Junior Shares) may be declared or paid or set apart for payment upon any Junior Shares, and (c) no Junior Shares may be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of common shares made for purposes of any employee incentive, stock, benefit or any similar plan of the Company or any of its subsidiaries) for any consideration (or any moneys be paid to or made available for a sinking fund or the redemption of any Junior Shares) by the Company (except by conversion into or exchange for Junior Shares), unless, in any such case, full dividends on the Preference Shares and any Parity Shares have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, for the most recently ended Dividend Period.

(j)            No dividends on the Preference Shares will be declared by the Board of Directors, or paid or set apart for payment by the Company, at any time during which the terms and provisions of any of the Company’s agreements, including any agreement relating to the Company’s indebtedness, would prohibit a declaration, payment or setting apart for payment of a dividend or provide that such a declaration, payment or setting apart for payment would constitute a breach or a default or would not be permitted thereunder. No dividends on the Preference Shares will be declared or paid or set apart for payment if prohibited by applicable law or regulation.

(k)           So long as any Preference Shares are outstanding, no dividends or other distributions may be declared or paid or set apart for payment on any Parity Shares, for any period unless either (a) full dividends have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on such Preference Shares for the most recently ended Dividend Period, or (b) all dividends declared upon such Preference Shares and any Parity Shares are declared pro rata so that the amount of dividends declared per share on the Preference Shares and any Parity Shares will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on such Preference Shares and such Parity Shares bear to each other.

(l)            Subject to applicable law, any dividend payment unclaimed for a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to the Company, and the payment by the Board of Directors of any unclaimed dividend or other sum payable on or in respect of the share into a separate account will not make the Company a trustee thereof.

5.             Voting, Appointing and Other Rights.

(a)           The Preference Shares shall have no voting rights except as provided in this Section 5 or as otherwise required by law from time to time or as required by the rules and regulations of any national securities exchange under which the Preference Shares are then registered.

(b)           If dividends on the Preference Shares are not paid in an aggregate amount equivalent to dividends for six full quarterly periods (which, during the Fixed Rate Period, shall mean three Dividend Periods and, during the Floating Rate Period, shall mean six Dividend Periods), whether or not declared and whether or not consecutive (six such unpaid dividends, collectively, a “Nonpayment”), holders of such affected Preference Shares voting as a single class with all other Voting Preference Shares then having such right, will have the right to elect (the “Appointing Rights”) two persons who will then be appointed as additional directors to the Board of Directors (each a “Preference Share Director”).  The Appointing Rights pursuant to this Section 5(b) shall be limited to no more than two Preference Share Directors at any given point in time.  Both the Appointing Rights and the terms of the two Preference Share Directors elected pursuant to such Appointing Rights shall expire upon the curing pursuant to Section 5(c) of the Nonpayment that caused the vesting of such Appointing Rights.

In the event of a Nonpayment, the number of members of the Board of Directors shall automatically increase by two, subject to the Bye-Laws, and upon the curing of said Nonpayment, the number of members of the Board of Directors shall automatically decrease by two.  The Preference Share Directors shall be selected by the holders of the aggregate liquidation preference of the Preference Shares and any Voting Preference Shares, voting as a single class, at a special meeting called at the request of the holders of at least 20% of the then outstanding aggregate liquidation preference of the Preference Shares and any series of Voting Preference Shares then outstanding.

If the holders of the Preference Shares become entitled to the appointment of the two Preference Share Directors to the Board of Directors, the Company shall promptly give notice to all holders and take all action necessary, including calling a meeting or circulating a consent to permit the nomination and selection of such directors.

The Board of Directors shall promptly duly appoint the Preference Share Directors selected by the holders of the Preference Shares and the holders of any series of Voting Preference Shares then outstanding in accordance with this Section 5(b).  The Board of Directors shall, subject to the Bye-Laws, determine which class or classes, as applicable, of directors the Preference Share Directors shall be a part of and shall allocate the Preference Share Directors to the class or classes, as applicable, having the longest terms of office remaining at the time of such appointment.  Each Preference Share Director shall each be entitled to one vote per director on any matter.

So long as a Nonpayment shall continue, any vacancy in the office of a Preference Share Director (other than prior to the initial appointment of Preference Share Directors after a Nonpayment) may be filled by the remaining Preference Share Director or pursuant to an exercise of the Appointing Rights.

During any Nonpayment, the holders of Preference Shares and the holders of any Voting Preference Shares shall be entitled to one vote for each Preference Share or Voting Preference Share held at any separate general meeting, subject to any applicable provisions of the Bye-Laws.  Notwithstanding the Appointing Rights described above, holders of Preference Shares are not entitled to vote on any sale of all or substantially all of the Company’s assets or the issuance of any shares that rank pari passu with, or senior or junior to, the Preference Shares as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Company.

Any Preference Share Director may be removed at any time during such Preference Share Director’s term of office, either for or without cause, by, and only by, ordinary resolution of the holders of the Preference Shares and the holders of any Voting Preference Shares, voting as a single class, at a special separate general meeting of such holders called for such purpose.  Any vacancy thereby created shall be filled in accordance with this Section 5(b).  Any Preference Share Director who dies, resigns or otherwise ceases to be a Preference Share Directors during such Preference Share Director’s term of office shall be replaced in accordance with this Section 5(b).

(c)           The Appointing Rights of the holders of Preference Shares will cease (subject to the same provision for the vesting of Appointment Rights in the event of any future Nonpayment pursuant to Section 5(b)) upon the earlier to occur of (i) the first date following a Nonpayment as of which full dividends on the Preference Shares have been paid for at least four consecutive quarterly periods (which, during the Fixed Rate Period, shall mean two Dividend Periods and, during the Floating Rate Period, shall mean four Dividend Periods) and (ii) the redemption of all such Preference Shares.

If and when the Appointing Rights of the holders of the Preference Shares and any Voting Preference Shares shall have ceased pursuant to this Section 5(c), the office of the Preference Share Directors (notwithstanding the class of directors such Preference Share Directors shall be a part of) shall terminate forthwith and the number of directors constituting the Board of Directors shall automatically be reduced by two.

(d)           Whether a plurality, majority or other portion of the Preference Shares and any other Voting Preference Shares have been voted in favor of any matter shall be determined by reference to the aggregate voting power, as determined under the Bye-Laws, of the Preference Shares and Voting Preference Shares actually voted.

6.             Amendment or Modification; Waiver.

(a)           To the extent permitted by applicable law, the Board of Directors may modify the terms of this Certificate of Designation without the consent of any holder of Preference Shares to:

(i)                                     evidence the succession of any Person to the obligations of the Company;

(ii)                                  add to the covenants for the benefit of holders of the Preference Shares or to surrender any of the rights or powers of the Company under the Preference Shares;

(iii)                               cure any ambiguity or correct or supplement any provisions that may be inconsistent, provided that such action shall not adversely affect the interest of the holders of the Preference Shares in any material respect; or

(iv)                              make any other provision with respect to such matters or questions arising under this Certificate of Designation which the Company may deem desirable and which shall not adversely affect the interests of the holders of the Preference Shares in any material respect.

(b)           Except as provided below in this Section 6(b), this Certificate of Designation may be amended, modified or supplemented, and noncompliance in any particular instance with any provision of this Certificate of Designation or the Preference Shares may be waived, in each case with the affirmative vote or written consent of the holders of at least a majority of the aggregate liquidation preference of the Preference Shares then outstanding, including any modification occurring in connection with any merger, amalgamation or consolidation of the Company or otherwise.

Without the written consent or the affirmative vote of each holder of the Preference Shares affected thereby, an amendment or modification under this Section 6(b) may not:

(i)                                     change any Scheduled Dividend Date;

(ii)                                  reduce the rate of dividends payable on the Preference Shares, when, as and if declared by the Board of Directors;

(iii)                               reduce the Make Whole Amount;

(iv)                              change the place or currency of payment of the Preference Shares;

(v)                                 impair the right to institute suit for the enforcement of the Preference Shares; or

(vi)                              change the percentage of liquidation preference of the Preference Shares whose holders must approve any amendment or modification.

7.             Payment of Additional Amounts.

(a)           The Company will make all payments on the Preference Shares free and clear of, and without deduction or withholding for or on account of, any present or future taxes, assessments or other governmental charges imposed by any jurisdiction, political subdivision or taxing authority described below, unless the deduction or withholding of such taxes, assessments or other governmental charges is required by law, regulations or rulings or the application or official interpretation of such law, regulations or rulings. In such a case, the Company will pay, or cause to be paid, additional amounts to the registered holders of the Preference Shares as additional dividends to make up for any deduction or withholding for any present or future taxes, assessments or other governmental charges imposed by any jurisdiction, political subdivision or taxing authority described below in respect of any amounts that the Company or a successor corporation must pay with respect to the Preference Shares, so that the net amounts paid to holders of the Preference Shares, after that deduction or withholding, shall equal the respective amounts that would have been receivable by such holders had no such withholding or deduction been required.  The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentences are (i) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (ii) any jurisdiction from or through which the Company or the Paying Agent is making payments on the Preference Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (iii) any other jurisdiction in which the Company or a successor corporation is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.  For the avoidance of doubt, all references to payments on the Preference Shares, including, without limitation, payments of liquidation amounts, redemption prices and dividends, shall be deemed to include the payment of any such additional dividends in respect of additional amounts.

(b)           The Company will not be obligated to pay additional amounts to any holder of Preference Shares that:

(i)                                     resides in or is a citizen of the jurisdiction, political subdivision or taxing authority imposing the taxes, assessments or other governmental charges that would otherwise trigger the Company’s obligation to pay additional amounts; or

(ii)                                  is a fiduciary, partnership, limited liability company or other pass-through entity if, and to the extent that, the payment of additional amounts would be required by a jurisdiction, political subdivision or taxing authority described in the above paragraph to be included in the income for tax purposes of a beneficiary or settlor with respect to that fiduciary or a member of that partnership, limited liability company or other pass-through entity who would not have been entitled to any additional amounts had that beneficiary, settlor or member held those Preference Shares directly.

(c)           The Company will not be obligated to pay any additional amounts to any holder of Preference Shares on account of:

(i)                                     any tax, assessment or other governmental charge that would not have been imposed but for the existence of any present or former connection between the holder of a Preference Share and the taxing jurisdiction or political subdivision, or any Preference Share presented for payment more than 30 days after the relevant date, which means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Depositary on or prior to such due date, it means the first date on which the full amount of such moneys having been so received and being available for payment to holders of the Preference Shares, and notice to that effect shall have been duly given to holders of the Preference Shares;

(ii)                                  any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

(iii)                               any tax, assessment or other governmental charge that is payable other than by withholding or deduction from payment of the liquidation preference of or any dividends on the Preference Shares;

(iv)                              any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the Preference Shares to promptly comply with a request by the Company to (a) provide information, documents, certifications or other evidence concerning the nationality, residence or identity of the holder or beneficial owner of such Preference Shares or (b) make and deliver any declaration or other similar claim, other than a claim for refund of a tax, assessment or other governmental charge withheld by the Company, or satisfy any information or reporting requirements, which, in the case of clause (a) or (b) of this sentence, is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of that tax, assessment or other governmental charge; or

(v)                                 any combination of items (i), (ii), (iii) and (iv) above.

(d)           The Company’s obligation to make any payments of such additional amounts with respect to dividends (including any accrued and unpaid dividends relating to any redemption payments or payments on liquidation, dissolution or winding up of the Company) is subject to any limitation based on distributable profits, as described under Section 4 and Section 9 and to applicable law.

8.             Liquidation Preference

(a)           Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of outstanding Preference Shares will be entitled to receive from the assets of the Company legally available for distribution to shareholders, as a liquidation preference, U.S. $1,000 per Preference Share plus any declared but unpaid dividends before any distribution is made to holders of any Junior Shares, without interest on such declared but unpaid dividends and without accumulation of dividends for any prior Dividend Period to the extent not declared and payable in respect of such Dividend Period (collectively the “Liquidation Preference”).

(b)           After the payment of the full amount of the liquidating distributions to which they are entitled, holders of outstanding Preference Shares will have no right or claim to any of the remaining assets of the Company.

(c)           In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Company’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Preference Shares and the corresponding amounts payable on all Parity Shares, then holders of Preference Shares and all such Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(d)           If liquidating distributions shall have been made in full to all holders of the Preference Shares and all Parity Shares, the Company’s remaining assets will be distributed among holders of any Junior Shares according to their respective rights and preferences and, in each case, according to their respective number of shares.

(e)           The consolidation, amalgamation, merger, arrangement, reincorporation, de-registration, or reconstruction involving the Company or the sale or transfer of all or substantially all of the Company’s shares, property or business will not be deemed to constitute a liquidation, dissolution or winding up for the purposes of this Section 8.

9.             Optional Redemption.

(a)           The Company may not redeem Preference Shares prior to June 30, 2017, except as provided in Section 9(b).  From or after June 30, 2017, the Company may redeem the Preference Shares at its option, at any time, upon not less than 30 nor more than 60 days’ prior written notice, in such form and given as provided in Section 9(c), in whole at any time or from time to time in part, for cash at a redemption price equal to U.S. $1,000 per Preference Share plus any declared but unpaid dividends, without interest on such declared but unpaid dividends and without accumulation of dividends for any prior Dividend Period to the extent not declared and payable in respect of such Dividend Period.  Holders of any Preference Shares to be redeemed will be entitled to the redemption price following the surrender of certificates for such Preference Shares at the place designated in the notice provided in Section 9(c).

(b)           Prior to June 30, 2017, the Company may redeem for cash any Preference Share at its option, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, in such form and given as provided in Section 9(c), at a redemption price per Preference Share equal to the Make Whole Amount, plus any declared but unpaid dividends without interest on such declared but unpaid dividends and without accumulation of dividends and without accumulation of dividends for any prior Dividend Period to the extent not declared and payable in respect of such Dividend Period.

(c)           Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preference Shares to be redeemed at the address shown in the Register; provided that, if the Preference Shares are held in book-entry form through DTC, the Company may give notice in any manner permitted by DTC. Each notice will state, as appropriate: (i) the redemption date per Preference Share; (ii) the number of Preference Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preference Shares are to be surrendered for payment of the redemption price if any such certificates are outstanding; (v) the CUSIP, ISIN or similar identification number or numbers of the Preference Shares to be redeemed; and (vi) where applicable, that dividends on such Preference Shares to be redeemed will cease to accrue on such redemption date. If fewer than all Preference Shares are to be redeemed, the notice provided to each such holder thereof will also specify the number of Preference Shares to be redeemed from such holder. If notice of redemption of any Preference Shares has been given and if the funds necessary for such redemption have been set apart by the Company in trust for the benefit of holders of Preference Shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on the Preference Shares being redeemed, the Preference Shares will no longer be deemed to be outstanding and all rights of holders of such shares will terminate, except the right to receive the redemption price.

(d)           Prior to any redemption notice, the Company will appoint a nationally recognized calculation agent.

(e)           On or prior to the Redemption Date, the Company will deposit with the Paying Agent an amount in immediately available funds sufficient to pay the aggregate redemption price plus any declared and unpaid dividends; provided that if such payment is deposited on the Redemption Date, it must be received by the Paying Agent by 10:00 a.m. (New York City time)

on the Redemption Date.  An amount equal to the redemption price and any declared and unpaid dividends shall be paid to the holders promptly following the later of (i) the Redemption Date and (ii) the time of book-entry transfer or surrender of the certificate(s) evidencing such Preference Shares to the Paying Agent, as applicable.

If a redemption date falls after a Dividend Record Date with respect to which a dividend has been declared and prior to the corresponding Scheduled Dividend Date, holders of the Preference Shares at the close of business on the Dividend Record Date will be entitled to receive the dividend payable with respect to the Preference Shares on the corresponding Scheduled Dividend Date (and not on such redemption date) notwithstanding the redemption thereof between the Dividend Record Date and the corresponding Scheduled Dividend Date or a default in the payment of the dividend due on such Scheduled Dividend Date shall have occurred.

(f)            If fewer than all of the outstanding Preference Shares are to be redeemed at the option of the Company, the number of shares to be redeemed will be determined by the Company in its discretion and such shares may be redeemed pro rata from holders of record of Preference Shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares), or by lot.

(g)           Unless the full dividends on the Preference Shares and all Parity Shares for the most recently ended Dividend Period shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment on or prior to the date of such redemption, purchase or other acquisition, no Preference Shares or Parity Shares may be redeemed, purchased or otherwise acquired by the Company unless all outstanding Preference Shares and any Parity Shares are redeemed; provided that the Company may acquire fewer than all of the outstanding Preference Shares or Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preference Shares and Parity Shares.

(h)           Any Preference Shares that the Company acquires for its own account (other than in the ordinary course of business of dealing in securities) will be canceled by the Company and will no longer be issued and outstanding.

(i)            The Board of Directors may make such further regulations concerning the administerial process of redemption as they shall from time to time deem necessary so long as the rights of the Preference Share holders are not varied.

(j)            The Company may not redeem or purchase the Preference Shares, except out of its profits, from the proceeds of a new issue of shares made for the purpose of the redemption or purchase, out of capital or from the share premium account.  A payment out of capital or the share premium account is not lawful unless immediately following the date on which the payment is proposed to be made, the Company is able to pay its debts as they become due in the ordinary course of business.  The premium, if any, payable on redemption or purchase must be provided for out of the Company’s profits that would otherwise be available for dividend or distribution or out of its share premium account before or at the time the Preference Shares are redeemed or purchased.

10.           Maturity.

The Preference Shares will be issued as perpetual securities with no fixed maturity date and holders of the Preference Shares will not have any rights to require the Company to redeem, repurchase or retire the Preference Shares at any time.

11.           No Sinking Fund.

The Preference Shares will not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions.

12.           Conversion Rights.

The Preference Shares will not be convertible into, exchangeable for, or carry rights or options to purchase, any common shares or any other class or series of securities of the Company or the securities of any other entity.

13.           No Preemptive Rights.

Holders of the Preference Shares will not have preemptive or subscription rights to acquire more of the Company’s capital stock.

14.           Limitations on Transfers and Ownership.

(a)           No individual will, as a result of the issuance of the Preference Shares beneficially own 10% or more of the Company’s Equity Securities.

(b)           No individual who beneficially owned any of the Company’s Equity Securities immediately following the issuance of the Preference Shares will, as a result of a subsequent issue or transfer, beneficially own 10% or more of the Company’s Equity Securities.

(c)           No individual who did not beneficially own any Equity Securities of the Company immediately following the issuance of the Preference Shares will, as a result of a subsequent issue or transfer, beneficially own 5% or more of the Company’s Equity Securities.

(d)           The Company will not accept any subscriptions for Preference Shares or transfers of any Preference Shares unless Bermuda Monetary Authority approval is not required or until the required approval of the Bermuda Monetary Authority has been received.

(e)           Each Holder of Preference Shares shall also be subject to the restrictions set forth in Exhibit A hereto with respect to transfers of any Preference Shares.

15.           Currency of Payments.

Any payments with respect to the Preference Shares shall be paid in cash in United States dollars in immediately available funds.

16.           Calculation in Respect of Preference Shares.

The Company will be responsible for making all calculations called for in respect of the Preference Shares, including, but not limited to, the determination of the dividends payable on the Preference Shares. Any calculations made in good faith and without manifest error will be final and binding on holders. The Company or its agents will be required to deliver to the Paying Agent a schedule of its calculations and the Paying Agent will be entitled to rely upon the accuracy of such calculations without independent verification. The Paying Agent will forward such calculations to any holder upon the request of the holder.

17.           Notices.

All notices or communications in respect of the Preference Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, the Memorandum of Association, the Bye-Laws or by applicable law.

18.           Severability.

In the event any provision of this Certificate of Designation shall be invalid, unenforceable or illegal, then, to the fullest extent permitted by applicable law, the validity, enforceability and legality of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed and attested by the undersigned this 24th day of May, 2007.

WHITE MOUNTAINS RE GROUP, LTD.

By:

EXHIBIT A

THE SECURITY EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING ITS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(K) UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF OR THE LAST DAY ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE COMPANY AND THE TRANSFER AGENT AND REGISTRAR SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATIONS UNDER THE SECURITIES ACT”.